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                                                               Filed Pursuant to
                                                          Rule 424(b)(3) and (c)
                                                  Commission File No. 333-5038-D


                              PROSPECTUS SUPPLEMENT
                       (TO PROSPECTUS DATED JUNE 24, 1999)



                               THE viaLINK COMPANY




                               4,400,000 SHARES OF
                                  COMMON STOCK
                                   UNDERLYING
                   REDEEMABLE COMMON STOCK PURCHASE WARRANTS,
                            UNDERWRITER WARRANTS AND
                          WARRANT UNDERWRITER WARRANTS






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             THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MARCH 2, 2000


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                  This prospectus supplement supplements the prospectus dated
June 24, 1999 of The viaLink Company relating to the issuance of up to 4,400,000 shares of our common stock upon the exercise of our redeemable common stock purchase warrants, underwriter warrants and warrant underwriter warrants. This supplement should be read in conjunction with the prospectus, and is qualified by reference to the prospectus except to the extent that information contained in this supplement supersedes the information contained in the prospectus.

                  The viaLink Company's prospectus dated June 24, 1999 is hereby supplemented by including viaLink's Current Report on Form 8-K dated March 1, 2000, as filed with the Securities and Exchange Commission on March 2, 2000. This Form 8-K, a copy of which is attached to this prospectus supplement and incorporated by reference, discloses the two-for-one split of viaLink's common stock.

      Two-for-One Split of the Common Stock of The viaLink Company

         On March 28, 2000, viaLink's common stock will begin trading on The Nasdaq SmallCap Market on a split-adjusted basis, reflecting the completion of its two-for-one split of its common stock, as more fully described in the Current Report on Form 8-K dated March 1, 2000 included with this prospectus supplement. All share information in this prospectus supplement gives effect to the two-for-one stock split. When reviewing the prospectus, please note that due to the stock split, the share information contained in the prospectus, including the financial statements and any previous prospectus supplement, should be proportionately adjusted. To give effect to the two-for-one stock split, all share numbers included in the prospectus (or any supplement) should be doubled and all per share information should be divided by two.


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